                                                   Exhibit 1

                                     Draft of February 14, 1995









               STOCK AND NOTE PURCHASE AGREEMENT



                             Among


                      CORIMON, S.A.C.A.,
                   a Venezuelan corporation

                     CORIMON CORPORATION,
                    a Delaware corporation


                              and


                FIDELITY CAPITAL & INCOME FUND


                 Dated as of February 14, 1995











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                       TABLE OF CONTENTS

Section                                                    Page

                           ARTICLE I

                          Definitions

     1.1.  Definitions  . . . . . . . . . . . . . . . . .     1
     1.2.  Interpretation . . . . . . . . . . . . . . . .     3


                          ARTICLE II

             Purchase and Sale of Shares and Notes

     2.1.  Purchase and Sale of Shares and Notes  . . . .     4
     2.2.  Closing  . . . . . . . . . . . . . . . . . . .     4


                          ARTICLE III

         Representations and Warranties and Covenants

     3.1.  Representations and Warranties and Covenants
           of Parent and Holdings . . . . . . . . . . . .     4
     3.2.  Representations and Warranties of Investor1  .     9


                          ARTICLE IV

              Conditions to the Purchase and Sale

     4.1.  Conditions to the Purchase and Sale Relating
           to Investor1.  . . . . . . . . . . . . . . . .    11
     4.2.  Conditions to the Purchase and Sale Relating
           to Parent and Holdings . . . . . . . . . . . .    11


                           ARTICLE V

                         Put and Call

     5.1.  Call . . . . . . . . . . . . . . . . . . . . .    12
     5.2.  Put and Call . . . . . . . . . . . . . . . . .    12
     5.3.  Procedure  . . . . . . . . . . . . . . . . . .    13
     5.4.  Price Adjustment . . . . . . . . . . . . . . .    13
     5.5.  Notices  . . . . . . . . . . . . . . . . . . .    19
     5.6.  Redemption or Purchase . . . . . . . . . . . .    19

                                                           Page

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                          ARTICLE VI

                       Events of Default

     6.1.  Events of Default  . . . . . . . . . . . . . .    19
     6.2.  Remedies on Default, Etc.  . . . . . . . . . .    20

                          ARTICLE VII

                      General Provisions

     7.1.  Amendments; Waivers  . . . . . . . . . . . . .    21
     7.2.  Notices  . . . . . . . . . . . . . . . . . . .    21
     7.3.  Counterparts . . . . . . . . . . . . . . . . .    22
     7.4.  Entire Agreement; No Third-Party Beneficiaries    23
     7.5.  Assignment . . . . . . . . . . . . . . . . . .    23
     7.6.  Governing Law  . . . . . . . . . . . . . . . .    23
     7.7.  Severability . . . . . . . . . . . . . . . . .    23


                           SCHEDULES

Schedule 3.1(c)     Holdings Balance Sheet


                           EXHIBITS

Exhibit A      Series A Certificate of Designations
Exhibit B      Form of Put Note
Exhibit C      Registration Rights Agreement
Exhibit D      Third Party Registration Rights Agreement
Exhibit E      Keepwell Agreement
Exhibit F      Escrow Agreement
Exhibit G      Pledge Agreement
Exhibit H      Collateral Agency Agreement

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


          STOCK AND NOTE PURCHASE AGREEMENT, dated as of February 14, 1995 (this "Agreement"), among Corimon, S.A.C.A., a Venezuelan corporation ("Parent"), Corimon Corporation, a Delaware corporation ("Holdings"), and Fidelity Capital & Income Fund ("Investor1").


                           RECITALS

          WHEREAS, Parent and Holdings desire to sell, and Investor1 desires to purchase, Holdings Series A Preferred
Shares and Put Notes; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Investor1 have entered into the Registration Rights Agreement, dated the date hereof, in the form of Exhibit C hereto (the "Registration Rights Agreement").

          NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:


                           ARTICLE I

                          Definitions

          1.1.  Definitions.  For purposes of this Agreement:

          "Agreement" has the meaning set forth above.

          "Annual Report" has the meaning set forth in
Section 3.1(b).

          "Call" has the meaning set forth in Section 5.2(a).

          "Closing" has the meaning set forth in Section 2.2 hereof.

          "Collateral" has the same meaning as the term
"Pledged Securities" as specified in the Pledge Agreement.

          "Collateral Agency Agreement" means the Collateral
Agency Agreement, dated as of the date hereof, in the Form of Exhibit H hereto.

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          "Company" means Standard Brands Paint Company, a
Delaware corporation.

          "Declaration" has the meaning set forth in
Section 6.2.

          "Default Amount" has the meaning set forth in
Section 6.2.

          "Escrow Agreement" means the Escrow Agreement, dated as of the date hereof, in the form of Exhibit F hereto.

          "Exchange Act" means the Securities Exchange Act of
1934 and the rules and regulations promulgated thereunder, as amended.

          "Fair Market Value" means, as of the date of determination, the average of closing sales prices of the Parent ADSs on the New York Stock Exchange during the 20-day trading period immediately preceding such date of determination.

          "Holdings Series A Preferred Shares" has the meaning set forth in Section 2.1(a).

          "Holdings Series A Preferred Stock" means the
Preferred Stock of Holdings issued pursuant to the Series A
Certificate of Designations, as set forth in Exhibit A hereto.

          "Keepwell Agreement" means the Keepwell Agreement dated the date hereof, between Parent and Holdings in the form of Exhibit E hereto.

          "Parent ADSs" means American Depositary Shares representing Parent Common Shares.

          "Parent Common Shares" means common shares, nominal value Bs. 10 each, of Parent.

          "Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, in the form of Exhibit G hereto.

          "Prime Rate" has the meaning set forth in the Put
Note.

          "Purchase" has the meaning set forth in
Section 5.1(a).

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

          "Purchase Feature" has the meaning set forth in
Section 5.1(a).

          "Purchase Price" has the meaning set forth in
Section 5.1(b).

          "Put" has the meaning set forth in Section 5.2(a).

          "Put Notes" has the meaning set forth in
Section 2.1(b).

          "Registration Rights Agreement" means the
Registration Rights Agreement, dated the date hereof, in the form of Exhibit C hereto.

          "Third Party" means Grow Group Inc., a Delaware corporation.

          "Third Party Common Stock" means common stock, par value $.10 per share, of Third Party.

          "Third Party Public Documents" has the meaning set forth in Section 3.1(d).

          "Third Party Registration Rights Agreement" has the meaning set forth in Section 3.1(l).

          "Third Party Shares" has the meaning set forth in
Section 3.1(k).

          1.2. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". For purposes of this Agreement, the knowledge of any party shall mean the knowledge of such party and its Subsidiaries after due inquiry.

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

                          ARTICLE II

             Purchase and Sale of Shares and Notes

          2.1.  Purchase and Sale of Shares and Notes.
Subject to the terms and conditions herein set forth,
(a) Investor1 shall purchase from Holdings, and Holdings shall sell to Investor1, 516,129 shares ("Holdings Series A Preferred Shares") of Holdings Series A Preferred Stock at $15.50 per share and (b) subject to the terms and conditions herein, Investor1 shall purchase from Holdings, and Holdings shall sell to Investor1, $9,939,175 aggregate principal amount of Put Notes of Holdings (the "Put Note" or "Put Notes"), at a purchase price of 100% of the principal amount thereof.

          2.2. Closing. The closing of the purchase and sale of the Holdings Series A Preferred Shares and the Put Notes (the "Closing") shall take place at the time of execution and delivery of this Agreement. At the Closing, (i) Investor1 shall deliver to Parent and Holdings $17,939,175 by wire transfer of immediately available funds to Chase Manhattan Bank, Account No. 949-2602942, (ii) Holdings shall deliver to Investor1 certificates representing the Holdings Series A Preferred Shares, (iii) Holdings shall deliver to Investor1 certificates representing the Put Notes and (iv) the parties shall execute and deliver the Escrow Agreement, the Collateral Agency Agreement and the Pledge Agreement and Holdings shall deliver the Collateral and certain escrowed securities thereunder.


                          ARTICLE III

         Representations and Warranties and Covenants

          3.1. Representations and Warranties and Covenants of Parent and Holdings. Parent and Holdings represent and warrant to and covenant with Investor1 as follows:

          (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Venezuela. Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware. To the best of Parent's and Holdings' knowledge, Third Party is a corporation duly organized, validly existing and in good standing under the laws of New York.

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

          (b)  Annual Report.  Parent's annual report on
Form 20-F for the fiscal year ended March 31, 1994 (the "Annual Report"), when such report was filed, conformed in all material respects to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder and the Annual Report and, to the best of Parent's and Holdings' knowledge, the Third Party Public Documents (as defined below, did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (c) Business of Holdings. Holdings does not conduct any business other than the ownership of Third Party Common Stock and certain other subsidiaries and loans and advances to and from affiliates of Holdings. A balance sheet of Holdings is attached as Schedule 3.1(c) hereto. Holdings does not have any employees. The authorized capital stock of Holdings consists of 25,000 shares of its common stock and 750,000 shares of its preferred stock.

          (d) Absence of Certain Change. Neither Parent nor Holdings nor, to the best of Parent's and Holdings' knowledge, Third Party has sustained since the date of the audited financial statements included in the Parent's Annual Report or Third Party's filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Third Party Public Documents") any material loss or interference with its business from fire, explosion, flood or other calamity or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in, or contemplated by the disclosures contained in, the Annual Report or the Third Party Public Documents; and, since the respective dates as of which information is given in the Annual Report or Third Party Public Documents, there has not been any change in the capital stock or long-term debt of Parent, Holdings or, to the best of Parent's and Holdings' knowledge, Third Party or any material adverse change in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of Parent or Holdings or, to the best of Parent's and Holdings' knowledge, Third Party, otherwise than as set forth or contemplated in the Annual Report or the Third Party Public Documents.

          (e)  Absence of Litigation and Governmental
Proceedings. Except as set forth in, or contemplated by the disclosures contained in, the Annual Report or Third Party
Public Documents, there are no legal or governmental proceedings pending to which Parent, Holdings or, to the

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

best of Parent's and Holdings' knowledge, Third Party is a party or of which any property of Parent, Holdings or, to the best of Parent's and Holdings' knowledge, Third Party is the subject which, if determined adversely to Parent, Holdings or Third Party, would individually or in the aggregate have a material adverse effect on the consolidated financial position, shareholders' equity or results of operations of Parent, Holdings or Third Party; and, to the best of Parent's and Holdings' knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

          (f) Margin Regulations. No part of the proceed from the sale of the Put Notes will be used for any purpose which violates the provisions of Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect (provided that compliance with Regulation G may be required on the part of Investor1). Neither Parent nor Holdings nor, to the best of Parent's and Holdings' knowledge, Third Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System.

          (g) Environmental Regulations. Except as set forth in, or contemplated by the disclosures contained in, the Annual Report or the Third Party Public Documents, each of Parent and Holdings and, to the best of Parent's and Holdings' knowledge, Third Party is in compliance with all requirements of law relating to pollution and environmental control in all jurisdictions in which it is presently doing business, except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a material adverse effect on the business of Third Party or Parent and its subsidiaries taken as a whole.

          (h) Investment Company Act, Public Utility Holding Company Act, Interstate Commerce Act. Neither Parent nor Holdings nor, to the best of Parent's and Holdings' knowledge, Third Party is an "investment company," or an investment company for purposes of Section 12(d)(1) of such act, or a company "controlled" by an "investment company" that is registered under such act, within the meaning of the Investment Company Act of 1940, as amended. Neither Parent nor Holdings nor, to the best of Parent's and Holdings' knowledge, Third Party is subject to any duty, obligation or liability as a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary

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

company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (i) Validity. This Agreement and the Registration Rights Agreement, the Pledge Agreement, the Escrow Agreement, the Collateral Agency Agreement and the Keepwell Agreement have been duly authorized, executed and delivered by Parent and Holdings, as the case may be, and constitute valid and legally binding agreements of Parent and Holdings enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (j) Validity of Shares and Put Notes. When issued and sold to Investor1, the Holdings Series A Preferred Shares and Parent Common Shares will be duly authorized, validly issued, fully paid and nonassessable and the Third Party Shares and Parent ADSs will be approved for listing on the New York Stock Exchange. The Put Notes constitute valid and legally binding obligations of Holdings, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (k) Third Party Common Stock. Holdings is the beneficial owner of at least 4,025,841 shares of Third Party Common Stock (which represents more than 25% of the total of such securities outstanding). Holdings has good and valid title to the shares ("Third Party Shares") of the Third Party Common Stock to be transferred by it upon exchange of the Holdings Series A Preferred Shares, and the Third Party Common Stock to be pledged pursuant to the Pledge Agreement, free and clear of all liens, encumbrances, equities and claims; and, upon delivery of the Third Party Shares upon such exchange, good and valid title to such Third Party Shares free and clear of all liens, encumbrances, equities or claims, will pass to Investor1.

          (l) Third Party Agreements. Parent and Holdings are parties to (i) a Stock Purchase Agreement, dated July 21, 1992, among Holdings, Parent and Third Party, (ii) a Registration Rights Agreement, dated July __, 1992, between Third Party and Parent (the "Third Party Registration Rights Agreement") and (iii) a Standstill Agreement, dated July 21, 1992, among Third Party, Parent and Holdings. Certain provisions of such agreements have been amended or waived in connection with the transactions

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

contemplated by this Agreement. The pledge, escrow and transfer of the Third Party Common Stock hereunder and contemplated hereby does not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any such agreements, as so amended or waived. Holdings agrees for the benefit of Investor1 that Holdings will enforce its rights, and will not waive, amend or terminate such rights, under the Keepwell Agreement.

          (m) Registration Rights. Parent and Holdings have taken all action necessary to give Investor1 the benefits of its registration rights as set forth in the Third Party Registration Rights Agreement, as set forth in Exhibit D hereto. Parent hereby assigns to Investor1 its rights and obligations under the Third Party Registration Rights Agreement with respect to the Third Party Common Stock to be delivered by it hereunder.

          (n) Consents. All material consents, approvals, orders, authorizations of or registrations, declarations or filings in connection with the valid execution and delivery of this Agreement by Parent and Holdings have been obtained or made and they expect to receive on a timely basis all such items necessary for the performance of their obligations hereunder and in the agreements contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated hereby does not conflict with the charter documents of Parent or Holdings.

          (o) Compliance with Laws. Except as set forth in, or contemplated by the disclosures contained in, the Annual Report or the Third Party Public Documents, each of Parent, Holdings and, to Parent's and Holdings' knowledge, Third Party is in substantial compliance with all laws, regulations, orders and decrees applicable to it, except in each case where the failure to so comply would not have a material adverse effect on Third Party or Parent and its Subsidiaries taken as a whole.

          (p)  Private Placement.  No form of general
solicitation or general advertising was used by Parent or Holdings in connection with the sale of the Holdings Series A Preferred Stock or the Put Notes being purchased under this Agreement. Assuming the accuracy of the representations of Investor1 as set forth in Section 3.2, the Company has not taken and will not take any action which would subject the issue and sale of the securities being sold under this Agreement to the provisions of Section 5 of the Securities Act.

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

          (q) Foreign Assets Control Regulation. Neither the issue and sale of the Holdings Series A Preferred Stock or the Put Notes by Holdings nor the use of the proceeds thereof as contemplated by this Agreement and the Investment Agreement will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Control Regulations, the Libyan Sanctions Regulations, the Soviet Gold Coin Regulations, the Camamamian Transactions Regulations, the Haitian Transactions Regulations or the Iraqi Sanctions Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or Executive Orders 12722 and 12724 (transactions with Iraq); provided that Parent and Holdings make no representations as to the sources or uses of Investor1's funds.

          (r) Rail Carrier. None of Parent, Holdings or, to Parent's and Holdings' knowledge, Third Party or their respective subsidiaries is not a "rail carrier", a person controlled by a "rail carrier" with the meaning of Title 49, U.S.C. or a "carrier" to which 49 U.S.C. Section 11301 (b)(1) is applicable.

          3.2.  Representations and Warranties of Investor1.
Investor1 represents and warrants to Parent and Holdings as follows:

          (a) Legal Capacity and Right. Investor1 has the requisite legal capacity and legal right to execute, deliver and perform this Agreement.

          (b)  Validity.  This Agreement has been duly
authorized, executed and delivered by Investor1 and constitutes a valid and legally binding agreement of Investor1 enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) Investment Intent. Investor1 is purchasing or acquiring the Holdings Series A Preferred Shares and Put Notes for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, provided that disposition of Investor1's property shall at all times be within its control. Investor1 does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such

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

person or to any third person, with respect to any of the Holdings Series A Preferred Shares. Investor1 is aware that certificates evidencing the Holdings Series A Preferred Shares and Put Notes shall bear substantially the following legend relating to restrictions on resale under the Securities Act:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
     SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE
     SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE,
     PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE THEREWITH."

          (d) Acquisition for Investment and Rule 144. Investor1 understands that the Holdings Series A Preferred Shares and Put Notes will not be registered under the Securities Act in reliance on a specific exemption from the registration provision of the Securities Act which depends upon, among other things, the bona fide nature of Investor1's investment intent as expressed herein. Investor1 acknowledges that the Holdings Series A Preferred Shares and Put Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Investor1 has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

          (e) Legal Investment. The purchase of the Holdings Series A Preferred Shares and Put Notes by Investor1 hereunder is legally permitted by all laws and regulations to which Investor1 is subject and all consents, approvals, authorizations of or designations, declarations or filings in connection with the valid execution and delivery of this Agreement by Investor1 or the purchase of the Holdings Series A Preferred Shares and Put Notes by Investor1 have been obtained, or will be obtained prior to the Closing.

          (f) Consents. All material consents, approvals, orders, authorizations of or registrations, declarations or filings in connection with the valid execution and delivery of this Agreement by Investor1 and the performance of its obligations hereunder have been obtained or made.

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                          ARTICLE IV

              Conditions to the Purchase and Sale

          4.1. Conditions to the Purchase and Sale Relating to Investor1. The obligation of Investor1 to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction of or waiver in writing by Investor1 on or prior to the Closing of each of the following conditions:

          (a) Each of the representations and warranties of Parent and Holdings contained in this Agreement shall be true in all material respects (except with respect to representations and warranties made as of a specific time which shall be true in all material respects as of such time and except for changes expressly contemplated by this Agreement), and each of the covenants and agreements of Parent and Holdings be performed on or prior to the date of the Closing shall have been performed in all material respects.

          (b) Sullivan & Cromwell, counsel to Parent and Holdings, and Gustavo Mata-Bajas, general counsel to Parent, shall each have furnished to Investor1 their written opinion, dated the Closing Date, in form and substance satisfactory to Investor1.

          4.2. Conditions to the Purchase and Sale Relating to Parent and Holdings. The obligations of Parent and Holdings to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction of or waiver in writing by Parent and Holdings on or prior to the Closing Date of each of the following conditions:

          (a) Each of the representations and warranties of Investor1 contained in this Agreement shall be true in all material respects as of the Closing (except with respect to representations and warranties made as of a specific time which shall be true in all material respects as of such time and except for changes expressly contemplated by this Agreement), with the same effect as though such repre-sentations and warranties had been made on and as of the Closing, and each of the covenants and agreements of Investor1 to be performed on or prior to the Closing shall have been performed in all material respects.

          (b) No statute, rule or regulation or order, decree or judgment of or in any court or tribunal of competent jurisdiction shall be in effect that prohibits

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

Parent or Holdings from consummating the transactions contemplated hereby.

          (c) All consents, approvals, orders or clearances of any governmental or regulatory authority, the granting of which is required for the consummation of the transactions contemplated hereby shall have been obtained and all waiting periods specified under applicable law the expiration of which is necessary for such consummation shall have passed.


                           ARTICLE V

                         Put and Call

          5.1. Call. (a) Parent shall have the option to purchase ("Purchase") the Put Note at any time (such date, the "Purchase Date") prior to six months from the Funding Date, at the option of Parent, for Parent Common Shares, valued for this purpose at the Purchase Price, and equal to the principal amount of the Put Note (the "Purchase Feature"). Notwith-standing anything contained in the Put Note, Parent shall have the option, in lieu of delivering Parent Common Shares upon purchase, as to the whole or part of any purchase, of paying to Investor1 a cash amount equal to the Current Market Price (as determined below) of the number of shares of Parent Common Shares otherwise issuable upon such purchase.

          (b)  As used herein, the term "Purchase Price" means
$.2089 per Parent Common Share and $7.3125 per Parent ADS, subject to adjustment pursuant to Section 5.4.

          5.2.  Put and Call.  (a)  If Parent does not
purchase this Note in accordance with the Purchase Feature within six months from the Funding Date, then at any time thereafter (such date, the "Put or Call Date") Investor1 may put ("Put") the Put Notes to Parent, or Parent may call ("Call") the Put Notes from Investor1 for Parent Common Shares, valued for this purpose at the Put or Call Price, and in an aggregate amount equal to the principal amount of the Put Note. Notwithstanding anything contained in the Put Note, Parent shall have the option, in lieu of delivering Parent Common Shares upon such Put or Call, as to the whole or part of any Put or Call of paying to Investor1 a cash amount equal to the Current Market Price of the number of shares of Parent Common Shares otherwise issuable upon such Put or Call.

          (b) As used herein, the term "Put or Call Price" means the lower of (i) the Purchase Price and (ii) an amount

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

per Parent Common Share such that Investor1 receives a total investment return (including interest previously paid on the Put Note) from the Funding Date to the Put or Call Date equal to the Prime Rate plus 2% compounded monthly; provided that the amount in clause (ii) shall be based on Prime Rate plus 4% compounded monthly if the only reason for the failure of Parent to effectuate the Purchase Feature is due to Parent's bad faith or negligence in failing to cause the necessary steps for delivery of Parent Common Shares to be accomplished.

          5.3. Procedure. (a) Notice of every Purchase, Put or Call of Put Notes shall be mailed by first class mail, postage prepaid, addressed to Investor1, Parent or Holdings, as applicable, at the address specified in this Agreement, and specifying the Purchase Date or the Put or Call Date. Such mailing shall be at least 10 days and not more than 30 days prior to the date fixed for Purchase, Put or Call.

          (b) In order to Purchase, Put or Call the Put Note for cash or Parent Common Shares, Investor1 shall surrender at a location in Boston or New York acceptable to Parent the Put Note, duly endorsed or assigned to Parent in blank. Upon purchase, Put or Call no allowance or adjustment shall be made for dividends on the Parent Common Shares, except as provided in Section 5.4.

          (c) The Put Note shall be deemed to have been purchased immediately prior to the close of business on the Purchase Date or the Put or Call Date. As promptly as practicable on or after the Purchase Date or Put or Call Date, Parent shall deliver at said location (or by mail if so requested by Investor1), cash or a certificate or certificates for the number of full shares of Parent Common Shares transferrable upon such purchase, Put or Call, together with payment in lieu of any fraction of a share, as hereinafter provided, to Investor1. Any purchase, Put or Call shall be in whole and not in part.

          (d) No fractional Parent Common Shares shall be issued upon Purchase, Put or Call of Put Notes, but, instead of any fraction which would otherwise be issuable, Parent shall pay a cash adjustment in an amount equal to the same fraction of the Closing Price (as hereinafter defined) on the applicable date, or, if such date is not a Trading Day (as hereinafter defined), on the next Trading Day.

          5.4. Price Adjustment. (a) The Purchase Price shall be adjusted from time to time as follows:

                (A) In case Parent shall (i) pay a dividend or make a distribution on its outstanding Parent Common Shares in shares of its capital stock,
          (ii) subdivide its outstanding Parent Common Shares,
          (iii) combine its outstanding Parent Common Shares into a smaller number of Parent Common Shares, (iv) issue by reclassification of its Parent Common Shares (whether pursuant to a merger or consolidation or otherwise) any other shares of Parent, or (v) in case of any other consolidation of Parent with, or other merger of Parent into, any other entity, any other merger of another entity into Parent (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Parent Common Shares) or any sale or transfer of all or substantially all of the assets of Parent, the holder of the Put Note surrendered for exchange after the record date for such dividend or distribution (which for this purpose shall be at the close of business on the date fixed by the Board of Directors of Parent as the record date), or after the close of business on the effective date of such subdivision, combination or reclassification, or merger, consolidation or sale of assets, as the case may be (the close of business times being hereinafter in this clause (A) referred to as "such record date"), shall be entitled to receive the aggregate number and kind of shares of capital stock of Parent, or other securities, cash and other property, which, if the Put Note had been purchased immediately prior to such record date at the Purchase Price then in effect, the holder would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification, or merger, consolidation or sale of assets; and the Purchase Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares, or other securities, cash and other property. Such adjustment shall be made whenever any of the events listed above shall occur. If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holder of the Put Note, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exchange (whether by purchase, Put or Call) of the Put Note.

                (B) In case Parent shall fix a record date for issuing to all holders of Parent Common Shares rights or warrants entitling them to subscribe for or purchase Parent Common Shares at a price per share less than the Current Market Price per share (as determined pursuant to clause (D) below) on such record date, the Purchase Price in effect from and after such record date shall be adjusted so that it shall be equal to the price determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of Parent Common Shares outstanding on such record date plus the number of Parent Common Shares which the aggregate offering price of the total number of Parent Common Shares so offered for subscription or purchase would purchase at such Current Market Price and of which the denominator shall be the number of Parent Common Shares outstanding on such record date plus the number of additional Parent Common Shares so offered for subscription or purchase. For the purpose of this clause (B), the issuance of rights or warrants to subscribe for or purchase securities convertible into Parent Common Shares shall be deemed to be the issuance of rights or warrants to purchase the Parent Common Shares into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Parent Common Shares. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights or warrants are not issued after such a record date has been fixed, the Purchase Price shall be retroactively adjusted to the Purchase Price which would have been in effect if such record date had not been fixed.

                (C) In case Parent shall fix a record date for the distribution to all holders of Parent Common Shares (whether pursuant to a merger or consolidation or otherwise) of evidence of its indebtedness or assets (excluding cash dividends at an annual rate not exceeding 1.5 times the annual rate on the date of this Agreement), or rights to subscribe (excluding those referred to in clause (B) above), then in each such case the Purchase Price in effect from and after such record date shall be adjusted so that the same shall be equal to the price determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the Current Market Price per share (determined as provided in clause (D) below) of the Parent Common Shares on such record date less the fair market value (as reasonably determined in good faith by the board of directors of Parent, provided that if Investor1 deems such determination unreasonable and the parties are unable to agree, they will agree on an independent party to make such determination) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to one Parent Common Share and of which the denominator shall be such Current Market Price per Parent Common Share. Such adjustment shall be made whenever any such record date is fixed. In the event that such distribution is not made after such a record date has been fixed, the Purchase Price shall be retroactively adjusted to the Purchase Price which would have been in effect if such record date had not been fixed.

                (D) For the purpose of any computation under clauses (B) and (C) above, the "Current Market Price" per Parent Common Share on any date shall be deemed to be the average of the daily Closing Prices for 20 consecutive Trading Days before the date in question.

                (E) In any case in which this paragraph shall require that an adjustment as a result of any event become effective from and after a record date, Parent may elect to defer until after the occurrence of such event (i) issuing to the holder of the Put Note sold after such record date and before the occurrence of such event the additional Parent Common Shares issuable upon such sale over and above the shares issuable on the basis of the Purchase Price in effect immediately prior to adjustment and
          (ii) paying to such holder any amount in cash in lieu of a fractional share of Parent Common Shares, as described above. In lieu of the shares the issuance of which is deferred pursuant to item (i) above, Parent shall issue or cause one of its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

                (F) Any adjustment in the Purchase Price otherwise required by this paragraph to be made may be postponed if such adjustment (plus any other adjustments postponed pursuant to this clause (F) and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations under this subdivision (d) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

                (G) In the event that at any time, as a result of an adjustment made pursuant to clause (A) above, the holder of the Put Note thereafter surrendered for exchange shall become entitled to receive any shares of capital stock of Parent other than Parent Common Shares, thereafter the number of such other shares so receivable upon purchase of such Put Notes shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Parent Common Shares contained in clauses (A) to
          (F), inclusive, above, and the other provisions of this paragraph with respect to the Parent Common Shares shall apply on like terms to any such other shares.

          (b) Whenever the Purchase Price is adjusted as herein provided Parent shall compute the adjusted Purchase Price and shall cause to be prepared a certificate signed by Parent's treasurer setting forth the adjusted Purchase Price and a brief statement of the facts requiring such adjustment and the computation thereof; such certificate shall forthwith be delivered to Investor1.

          (c) Parent will pay any and all security transfer taxes that may be payable in respect of the issuance or delivery of Parent Common Shares on purchase of Put Notes. Parent shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Parent Common Shares in a name other than that in which the Put Notes so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to Parent the amount of any such tax or has established to the satisfaction of Parent that such tax has been paid.

          (d) As of the date hereof the term "Parent Common Shares" initially means the common shares, nominal value
Bs. 10 each, of Parent. All Parent Common Shares delivered hereunder shall be in the form of American Depositary Receipts for American Depositary Shares of Parent, unless delivery in that form shall be impracticable. The term "Parent Common Shares" shall include any shares of Parent of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Parent and which is not subject to redemption by Parent. However, Parent Common Shares issuable upon purchase of Put Notes shall include only shares of the class designated as Parent Common Shares as of the date hereof or shares of Parent of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Parent and which are not subject to redemption by Parent, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

          (e) As used in this Agreement, the term "Closing Price" on any day shall mean the reported last sale price per ADS (hereinafter defined) of Parent regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the ADSs of Parent are not listed or admitted to trading on such Exchange, on the American Stock Exchange, or, if the ADSs of Parent are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the ADSs of Parent are listed or admitted to trading, or, if the ADSs of Parent are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by Parent for that purpose; the Closing Price (and number of Parent Common

Shares if other than Parent ADSs) shall be adjusted as necessary to take into consideration the ratio of Parent Common Shares to one ADS; and the term "Trading Day" shall mean a day on which the principal national securities exchange on which the ADSs of Parent are listed or admitted to trading is open for the transaction of business or, if the ADSs of Parent are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York are not authorized or obligated by law or executive order to close.

          (f) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors of Parent shall be presumptive evidence of the correctness of any computation made under this Agreement.

          5.5. Notices. Within three business days of Holdings becoming aware that any significant event that would require an adjustment to the Purchase Price, Holdings shall send notice of such event to Investor1 which notice shall set forth the notice of such event.

          5.6. Redemption or Purchase. If Holdings gives notice of a redemption of Holdings Series A Preferred Shares or a Purchase of the Put Notes by Friday, February 17, 1995, such redemption or purchase shall take place no later than Tuesday, February 21, 1995.


                          ARTICLE VI

                       Events of Default

          6.1. Events of Default. The occurrence of any one of the following shall constitute an Event of Default hereunder and under the Put Note:

          (a) Holdings shall fail to pay any interest on the Put Note when the same becomes due and payable and the continuance of any such failure for a period of 10 days;

          (b) Holdings shall fail to pay any principal of or premium, if any, on the Put Note when and as the same becomes due and payable at maturity, upon acceleration, at the Purchase Date or Put or Call Date or otherwise;

          (c) Holdings shall default in the performance of any covenant or agreement contained in this Agreement, the

Pledge Agreement or the Escrow Agreement, and any such default shall continue unremedied for a period of 30 days after written notice from Investor1;

          (d) Holdings shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all a substantial part of its assets; (ii) be adjudicated a bankrupt or insolvent; (iii) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; or (iv) fail to obtain within 30 days dismissal of any involuntary petition in bankruptcy filed or any reorganization or insolvency proceeding commenced against Holdings;

          (e) an order, judgment or decree shall be entered, without the application, approval or consent of Holdings, by any court of competent jurisdiction, approving a petition seeking reorganization or liquidation of Holdings or appointing a receiver, trustee or liquidator of Holdings or of all or a substantial part of its assets and such order, judgment or decree shall remain unstayed and in effect for a period of 30 days;

          (f)   any representation or warranty made by
Holdings in this Agreement, the Pledge Agreement or the Escrow
Agreement shall prove to have been false or incorrect in any material respect when made;

          (g) Holdings shall default under any mortgage, indenture or instrument under which there may be incurred or by which there may be secured or evidenced any indebtedness for money borrowed by Holdings or any of its subsidiaries (or the payment of which is guaranteed by Holdings or any of its subsidiaries) whether such indebtedness now exists, or is created after the date hereof, if such default results in the acceleration of such indebtedness prior to its express maturity; or

          (h) there occurs any further attachment of, or any voluntary or involuntary lien or encumbrance against, the Pledge Securities Collateral.

          6.2. Remedies on Default, Etc. After an Event of Default has occurred, Holdings shall promptly notify Investor1 or any subsequent holder of the Put Note in writing of such occurrence. Upon the occurrence of an Event of Default, and at any time thereafter while such Event of Default is continuing, Investor1 or any subsequent holder of the Put Note by written notice to Holdings, may declare (a "Declaration") due and payable an amount equal to all unpaid principal of, premium, if any, and accrued interest on, the Put Note (the "Default Amount"). If an Event of Default specified in clause (d) or (e) above occurs, the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Investor1 or any subsequent holder of the Put Note. The holder of the Put Note by written notice to Holdings may rescind any Declaration if all Events of Default then continuing (other than any Events of Default with respect to the nonpayment of principal of or interest on the Put Note which has become due solely as a result of such Declaration) have been cured.

          In addition, Investor1 and any subsequent holder of the Put Note may proceed to enforce its rights by suit in equity, action at law and/or other appropriate means and may exercise any and all rights under the Pledge Agreement, the Escrow Agreement and any and all rights afforded a secured creditor under the Uniform Commercial Code.

          Holdings hereby agrees to pay on demand reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred or paid by Investor1 and any subsequent holder of the Put Note in enforcing the Put Note upon the occurrence of an Event of Default.

          No delay or omission on the part of Investor1 or any subsequent holder of the Put Note in exercising any right hereunder shall operate as a waiver of such right of any other right under the Put Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.


                          ARTICLE VII

                      General Provisions

          7.1. Amendments; Waivers. (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (b) Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

          7.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):

          (i) If to Parent or Holdings, to:

          Corimon, S.A.C.A.
          Calle Hans Neumann
          Edificio Corimon
          Los Castijos de Lourdes
          Apartado 3654
          Caracas 1010-A, Venezuela
          Attention:  Arthur W. Broslat
          Facsimile:  (582) 203-5757

          with a copy to:

          Sullivan & Cromwell
          444 South Flower Street
          Los Angeles, California  90071
          Attention:  Frank H. Golay, Jr.
          Facsimile:  (213) 683-0457

          (ii) If to Investor1, to:

          Fidelity Capital & Income Fund
          c/o Fidelity Management and
            Research Co.
          82 Devonshire Street - F7E and F7D
          Boston, Massachusetts  02109
          Attention:  Portfolio Manager and Robert M.
                           Gervis, Esq.
          Facsimile:  (617) 476-3316 and 476-7774

          with a copy to:

          Goodwin, Procter & Hoar
          Exchange Place
          53 State Street
          Boston, Massachusetts  02109
          Attention:  Laura Hodges Taylor, P.C.
          Facsimile:  (617) 523-1231


          7.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

          7.4.  Entire Agreement; No Third-Party
Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties and their permitted successors and assigns any rights or remedies.

          7.5. Assignment. None of the parties to this Agreement shall assign any of its rights or obligations hereunder or under the Escrow Agreement, the Pledge Agreement or the Collateral Agency Agreement, nor shall the Holdings Series A Preferred Shares or the Put Notes be transferred, in each case without the prior written consent of the other parties hereto (provided that Parent and Holdings will not unreasonably withhold any such consent); provided, further, that Parent may assign its rights or obligations hereunder to any of its Subsidiaries without, however, relieving Parent from any of its obligations hereunder.

          7.6. Governing Law. THIS AGREEMENT AND THE PUT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a New York state court or a federal court sitting in that State and the parties hereto consent to jurisdiction before and waive any objections of venue to the New York courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

          7.7. Severability. If any term or provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

               STOCK AND NOTE PURCHASE AGREEMENT


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              CORIMON, S.A.C.A.


                              By /s/ Arthur W. Broslat
                                 Name:  Arthur W. Broslat
                                 Title:


                              CORIMON CORPORATION


                              By /s/ Arthur W. Broslat
                                 Name:  Arthur W. Broslat
                                 Title:

               STOCK AND NOTE PURCHASE AGREEMENT


                              FIDELITY CAPITAL & INCOME FUND


                              By /s/ David Breazzano
                                 Name:  David Breazzano
                                 Title:




Investor1 is a portfolio of a Massachusetts business trust. A copy of Investor1's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Parent and Holdings acknowledge and agree that this agreement is not executed on behalf of or binding upon any of the trustees, officers, directors or shareholders of Investor1 individually, but is binding only upon the assets and property of Investor1. With respect to all obligations of Investor1 arising out of this Agreement, Parent and Holdings shall look for payment or satisfaction of any claim solely to the assets and property of Investor1. Parent and Holdings are expressly put on notice that the rights and obligations of each series of shares of Investor1 under its Declaration of Trust are separate and distinct from those of any and all other series.